April 24, 2003




Securities and Exchange Commission

Washington DC 20549



Gentlemen:



Pursuant to the requirements of the Securities Exchange Act

of 1934 we are transmitting herewith an amendment to the December 31, 2002 scheduled 13G-A.



Sincerely,







Calvin S. Koonce

Schedule 13G/A



(Amendment No. 8 )



VSE CORPORATION



IRS NUMBER 540649263



COMMON STOCK



CUSIP 918284100







ITEM #1

NAME OF REPORTING PERSON

S.S. OR IRS NUMBER OF ABOVE PERSON



Calvin Scott Koonce

###-##-####





ITEM #2



	2b







ITEM #3

SEC USE ONLY







ITEM #4

CITIZENSHIP OF PLACE OF ORGANIZATION



US/Maryland







ITEM #5

SOLE VOTING POWER


463,931







ITEM #6

SHARED VOTING POWER



8900





ITEM #7

SOLE DISPOSITIVE POWER



463,931





ITEM #8

SHARED DISPOSITIVE POWER

8900





ITEM #9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


472,831





ITEM #10

NOT APPLICABLE





ITEM #11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9



21.68%





ITEM #12

TYPE OF REPORTING PERSON



IN/IA

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







/s/ Calvin S. Koonce



April 24, 2003